Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COTIVITI HOLDINGS, INC.

FIRST:  The name of the Corporation is Cotiviti Holdings, Inc. (hereinafter the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Zip Code 19808. The name of its registered agent at that address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”).

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of one penny ($.01).

FIFTH:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)  The business and affairs of the Corporation shall be managed by or under the direction of the board of directors of the Corporation (the “Board of Directors”).

(2)  The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3)  The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation.  Election of directors need not be by written ballot unless the By-Laws so provide.

(4)  Limited Liability of Directors At or Prior to the Effective Time.  With respect to matters existing or occurring at or prior to the date and time the merger contemplated by that certain Agreement and Plan of Merger, dated as of June 19, 2018 (as may be amended, supplemented or otherwise modified from time to time), by and among the Corporation, Verscend Technologies, Inc. and Rey Merger Sub, Inc. became effective pursuant to the terms thereof (the “Effective Time”):

(a) Limited Liability of Directors.  To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director of the Corporation shall have any personal liability to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director.  If the DGCL is amended hereafter to permit the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended, without further action by the Corporation.  Any alteration, amendment, addition to or repeal of this Section 4(a) of this Article FIFTH, or adoption of any provisions of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of preferred stock) inconsistent with this Section 4(a) of this Article FIFTH, shall not reduce, eliminate or adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

(b) Mandatory Indemnification and Advancement of Expenses.  The Corporation shall indemnify and provide advancement to any Indemnitee (as defined below) to the fullest extent permitted by law, as such may be amended from time to time.  The rights to indemnification and advancement conferred in this Section 4(b) of this Article FIFTH shall be contract rights.  In furtherance of the foregoing indemnification and advancement obligations, and without limiting the generality thereof:

(i)  Proceedings Other Than Proceedings by or in the Right of the Corporation.  Any Indemnitee shall be entitled to the rights of indemnification and advancement provided in this Section 4(b) of this Article FIFTH if, by reason of his or her Corporate Status (as defined below), Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (as defined below) other than a Proceeding by or in the right of the Corporation (with the approval of the Board of Directors).  Pursuant to this Section 4(b)(i) of this Article FIFTH, any Indemnitee shall be indemnified against all Expenses (as defined below), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her, or on his or her behalf, in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal Proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful.  The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s conduct was unlawful.

(ii)  Proceedings by or in the Right of the Corporation.  Any Indemnitee shall be entitled to the rights of indemnification and advancement provided in this Section  4(b) of this Article FIFTH, if, by reason of his or her Corporate Status, Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Corporation.  Pursuant to this Section 4(b)(ii) of this Article FIFTH, any Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection with such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been finally adjudged to be liable to the Corporation unless and to the extent that the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine that such indemnification may be made.

(iii)  Advent Directors.  The Corporation hereby acknowledges that the directors that are partners or employees of Advent International Corporation or its affiliates (“Advent”, the directors hereinafter referred to as the “Advent Directors”) have certain rights to indemnification, advancement of expenses and/or insurance provided by Advent and/or certain of its affiliates (collectively, the “Fund Indemnitors”).  The Corporation hereby agrees (A) that it is the indemnitor of first resort (i.e., its obligations to each Advent Director are primary and any obligation of any Fund Indemnitor to advance Expenses or to provide indemnification for the same Expenses or liabilities incurred by any Advent Director is secondary), (B) that it shall be required to advance the full amount of expenses incurred by an Advent Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this paragraph and the By-Laws of the Corporation from time to time (or any other agreement between the Corporation and such Advent Director), without regard to any rights such Advent Director may have against any Fund Indemnitor, and (C) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Corporation further agrees that no advancement or payment by any Fund Indemnitor on behalf of any Advent Director with respect to any claim for which such Advent Director has sought indemnification from the Corporation shall affect the foregoing and such Fund Indemnitor shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Advent Director against the Corporation.  The

Corporation and the Advent Directors agree that the Fund Indemnitors are express third party beneficiaries of the terms of this paragraph.

(iv)  Indemnification for Expenses of a Party Who is Wholly or Partly Successful.  Notwithstanding any other provisions of this Section 4 of this Article FIFTH, to the extent that any Indemnitee is, by reason of his or her Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he or she shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.  If such Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with each successfully resolved claim, issue or matter.  For purposes of this Section 4(b) of this Article FIFTH and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

(c)  Employees and Agents.  The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and advancement of expenses to employees and agents of the Corporation.

(d)  Advancement of Expenses.  Notwithstanding any other provisions of this Section 4 of this Article FIFTH, the Corporation shall advance all Expenses incurred by or on behalf of any Indemnitee in connection with any Proceeding by reason of Indemnitee’s Corporate Status within thirty (30) days after the receipt by the Corporation of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding, and regardless of such Indemnitee’s ability to repay any such amounts in the event of an ultimate determination that Indemnitee is not entitled thereto.  Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses.  Any advances and undertakings to repay pursuant to this Section 4(d) of this Article FIFTH shall be unsecured and interest free.

(e)  Non-Exclusivity.  The rights to indemnification and to the payment of Expenses incurred in defending a Proceeding in advance of the final disposition of such Proceeding conferred in this Section 4 of this Article FIFTH shall not be exclusive of any other right which any person may have or hereafter acquire under applicable law, this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any agreement, vote of stockholders, resolution of directors or otherwise.

(f)  Insurance.  The Corporation shall have the power to purchase and maintain insurance, at its expense, on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation, or who is serving, was serving, or has agreed to serve at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other Enterprise, against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

(g)  Exception to Rights of Indemnification and Advancement.  Notwithstanding any provisions in this Section 4 of this Article FIFTH, the Corporation shall not be obligated by this Section 4 of this Article FIFTH to make any indemnity or advancement in connection with any claim made against an Indemnitee:

(i)  subject to Section 4(b)(iii) of this Article FIFTH for which payment has actually been made to or on behalf of such Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

(ii)  for an accounting of profits made from the purchase and sale (or sale and purchase) by such Indemnitee of securities of the Corporation within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law;

(iii)  for reimbursement to the Corporation of any bonus or other incentive-based or equity based compensation or of any profits realized by Indemnitee from the sale of securities of the Corporation in each case as required under the Exchange Act; or

(iv)  in connection with any Proceeding (or any part of any Proceeding) initiated by such Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by such Indemnitee against the Corporation or its directors, officers, employees or other Indemnitees, unless (i) the Corporation has joined in or, prior to such Proceeding’s initiation, the Board of Directors authorized such Proceeding (or any part of such Proceeding), (ii) the Corporation provides the indemnification or advancement, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, or (iii) the Proceeding is one to enforce such Indemnitee’s rights under this Section 4 of this Article FIFTH, Section 1 of Article VIII of the By-Laws or any other indemnification advancement or exculpation rights to which Indemnitee may at any time be entitled under applicable law or any agreement.

(h)  Definitions.  For purposes of this Section 4 of this Article FIFTH:

(i)  “Corporate Status” describes the status of an individual who is or was a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of the Corporation or of any other Enterprise that such individual is or was serving at the request of the Corporation.

(ii)  “Enterprise” shall mean the Corporation and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Corporation (or any of their wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent.

(iii)  “Expenses” shall include all direct and indirect costs, fees and expenses of any type or nature whatsoever, including, without limitation, all attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, fax transmission charges, secretarial services, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Section 4 of this Article FIFTH, ERISA excise taxes and penalties, and all other disbursements, obligations or expenses in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of, or otherwise participating in, a Proceeding, including, without limitation, reasonable compensation for time spent by the Indemnitee for which he or she is not otherwise compensated by the Corporation or any third party.  Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the principal, premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent.

(iv)  “Indemnitee” means any current or former director or officer of the Corporation; and

(v)  “Proceeding” shall include any threatened,

pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Corporation or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including appeal therefrom, in which Indemnitee was, is, will or might be involved as a party, potential party, non-party witness or otherwise by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, by reason of any action (or failure to act) taken by him or of any action (or failure to act) on his part while acting as a director, officer, employee or agent of the Corporation, or by reason of the fact that Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Section 4 of this Article FIFTH.  If the Indemnitee believes in good faith that a given situation may lead to or culminate in the institution of a Proceeding, this shall be considered a Proceeding under this Section 4 of this Article FIFTH.

(i)  Right of Indemnitee to Bring Suit.  Notwithstanding any contrary determination in the specific case under Section 4(g) of this Article FIFTH, and notwithstanding the absence of any determination thereunder, if a claim under this Section 4 of this Article FIFTH is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, Indemnitee may at any time thereafter bring suit against the Corporation in the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware to recover the unpaid amount of the claim.  In any such action, the Corporation shall have the burden of proving that Indemnitee was not entitled to the requested indemnification, advancement or payment of Expenses.  It shall be a defense to any such action (other than an action brought to enforce a claim for

Expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that Indemnitee has not met the standards of conduct which make it permissible under this Amended and Restated Certificate of Incorporation or the DGCL for the Corporation to indemnify Indemnitee for the amount claimed.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification or advancement is proper in the circumstances because Indemnitee has met the applicable standard of conduct set forth in this Amended and Restated Certificate of Incorporation or the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met any applicable standard of conduct.  If successful, in whole or in part, Indemnitee shall also be entitled to be paid the Expenses of prosecuting such action.

(j)  Survival of Indemnification and Advancement of Expenses.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 4 of this Article FIFTH shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)  Amendment or Repeal of Section 4 of Article FIFTH.  No alteration, amendment, addition to or repeal of this Section 4 of this Article FIFTH, nor the adoption of any provisions of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of preferred stock) inconsistent with this Section 4 of this Article FIFTH or Section 1 of Article VIII of the By-Laws, shall adversely affect any rights to indemnification and to the advancement of expenses of a director or officer (or, as authorized by the Board pursuant to Section 4(c) of this Article FIFTH, of an employee or agent) of the Corporation existing at or prior to the Effective Time with respect to any acts or omissions occurring at or prior to the Effective Time.

(5)  Limited Liability of Directors After the Effective Time.  With respect to matters occurring after the Effective Time, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.  Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(6)  In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH:  Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

SEVENTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.